Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated April 5, 2011 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of AbitibiBowater Inc.(Successor Company), and the consolidated financial statements and financial statement schedule of AbitibiBowater Inc. (Predecessor Company) both of which appear in AbitibiBowater Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

January 9, 2012

Montréal, Quebec, Canada